Exhibit (a)(11)

NOTICE TO PARTICIPANTS OF

AIRGAS, INC. 401(k) PLAN

March 5, 2010

Dear Plan Participant:

Airgas Schedule 14D-9

You are receiving this notice because you are invested in the Airgas Common Stock Fund (the “Company Stock Fund”) in the Airgas, Inc. 401(k) Plan (the “Plan”). As you may know, Air Products Distribution, Inc., a wholly-owned subsidiary of Air Products and Chemicals, Inc. (“Air Products”), has announced an offer to purchase all of the issued and outstanding shares of common stock of Airgas, Inc. upon the terms and subject to the conditions explained in the “Offer to Purchase for Cash” dated February 11, 2010 (such terms and conditions are referred to in this letter as the “Offer”). In a future mailing, you may receive materials related to the Offer, including directions as to how you may direct Vanguard Fiduciary Trust Company (“Vanguard”) to tender or not tender your shares of Airgas, Inc. common stock held in the Company Stock Fund.

Airgas, Inc. is required by law to publish, send or give to you a statement (the “Schedule 14D-9”) as to whether it recommends acceptance or rejection of the Offer, that it has no opinion with respect to the Offer or that it is unable to take a position with respect to the Offer. A copy of the Airgas, Inc. Schedule 14D-9 as filed with the Securities and Exchange Commission is enclosed, and you are encouraged to read these materials in conjunction with the Offer because they contain important information about the Offer, including the recommendation of the Airgas Board of Directors with respect to the Offer.

If you have any questions concerning Airgas’ Schedule 14D-9 or need additional copies of Airgas’ publicly-filed materials, please contact Innisfree M&A Incorporated at (877) 687-1875 (toll-free). If you have questions about your 401(k) account or questions about how to provide tender instructions to Vanguard, please contact Vanguard Participant Services at 1-800-523-1188 Monday through Friday from 8:30 a.m. to 9 p.m., Eastern time.

Sincerely,

Vanguard Fiduciary Trust Company

Post Office Box 2900 — Valley Forge Pennsylvania 19482-2900 — (610) 669-1000